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                                                                   EXHIBIT 23.01

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Nos. 33-91026, 333-03603, 333-16553, 333-40493, 333-60797, 333-19009,
333-28919, 333-38181, 333-40497 and 333-48403) of Quintiles Transnational Corp.
of our report dated March 5, 1998 except for the business combinations accounted for as poolings of interests referred to in Notes 1 and 4, as to which the date is April 29, 1998; the restatement for the beneficial conversion feature referred to in Note 2, as to which the date is June 26, 1998; the restatement related to acquired in-process technology referred to in Note 2 and the subsequent event referred to in Note 22, as to which the date is November 9, 1998, with respect to the financial statements of ENVOY Corporation included in this Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 1999.


                                                           /s/ Ernst & Young LLP

Nashville, Tennessee
January 27, 1999